UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 2, 2009

A.P. Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Saginaw Drive Redwood City CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 366-2626

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 2, 2009, A.P. Pharma (the “Company”) received a notification from The Nasdaq Stock Market (“Nasdaq”) that the Company is not in compliance with Marketplace Rule 4450(a)(3) because the Company’s stockholders’ equity at December 31, 2008 was less than the $10.0 million required for continued listing on The Nasdaq Global Market. In addition, the Company is not in compliance with the market value or total assets and total revenue requirements of Maintenance Standard 2. The Company has until April 17, 2009 to provide a plan to regain compliance with Nasdaq Global Market continued listing requirements. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company a period of up to 105 days from April 2, 2009 within which to regain compliance with such listing requirements. If Nasdaq determines that the Company’s plan is not sufficient to achieve and sustain compliance, it will provide written notice that the Company’s securities will be delisted. If the Company receives a delisting notification, it may then apply to move to The Nasdaq Capital Market or appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel. The Company intends to submit a plan with Nasdaq by April 17, 2009, to maintain its listing on The Nasdaq Global Market.

On April 7, 2009 the Company issued a press release related to the matters set forth in Item 3.01 above. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.	Document Description

99.1	Press Release of A.P. Pharma, Inc., dated April 7, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.P. Pharma, Inc.

Date: April 8, 2009	/s/ Ronald J. Prentki
Ronald J. Prentki
President, Chief Executive Officer and Director